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                                                                    EXHIBIT 12.1


                             HOLMES PRODUCTS CORP.
                               RATIO OF EARNINGS
                                TO FIXED CHARGES
                             (Dollars in Millions)

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                                                  Year ended December 31,
                                       --------------------------------------------  Pro Forma
                                       1994      1995      1996      1997      1998    1998
                                       ----      ----      ----      ----      ----  ---------
EARNINGS & LOSSES:
  PRE-TAX INCOME FROM
  CONTINUING OPERATIONS              $7,730    $6,370    $9,416    $6,268    $11,183    $   38
  INTEREST EXPENSE                    2,104     5,231     6,570     7,096     14,017    35,831
  APPROPRIATE PORTION (1/3)
   OF RENTALS                           567       813     1,021     1,033      1,305     1,772
                                    -------   -------   -------    ------    -------   -------

  TOTAL EARNINGS                    $10,401   $12,414   $17,007   $14,397    $26,505   $37,641

FIXED CHARGES:
  INTEREST EXPENSE                   $2,104    $5,231    $6,570    $7,096    $14,017   $35,831
  APPROPRIATE PORTION (1/3)
   OF RENTALS                           567       813     1,021     1,033      1,305     1,772
                                    -------   -------   -------    ------    -------   -------
  TOTAL FIXED CHARGES                $2,671    $6,044    $7,591    $8,129    $15,322   $37,603

RATIO OF EARNINGS TO FIXED CHARGES      3.9x      2.1x      2.2x      1.8x       1.7x      1.0x
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